Exhibit 10.10

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is made and entered into this 23rd day of July, 2021 (the “Effective Date”), by and among OG1, LLC, a Colorado limited liability company (the “Seller”), and 1601West Evans, Inc. (the “Purchaser”). The Seller and the Purchaser are sometimes hereinafter collectively referred to as the “Parties” or individually as a “Party.”

WHEREAS, the Seller owns and operates an adult entertainment establishment known as PT’s Showclub (the “Business”) located at 1601 West Evans Avenue, Denver, Colorado (the “Premises”);

WHEREAS, Kurt Smith owns 100% of the membership interests in the Seller;

WHEREAS, the Purchaser and the Seller desire that the Purchaser purchase and the Seller sell substantially all of the assets owned by the Seller, which is substantially all of the assets of the Business; and

NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements and the respective representations and warranties herein contained, and on the terms and subject to the conditions herein set forth, the Parties hereto, intending to be legally bound, hereby agree as follows:

Article I
PURCHASE AND SALE OF THE ASSETS

Section 1.1 Assets of the Seller to be Transferred to Purchaser. On the Closing Date (as defined in Section 4.1 hereof), and subject to the terms and conditions set forth in this Agreement, the Seller will sell, convey, transfer and assign, or cause to be sold, conveyed, transferred and assigned to Purchaser free and clear of all liens, claims, equities, charges, options, rights of first refusal, encumbrances or other restrictions (collectively, the “Encumbrances”), other than Permitted Encumbrances (as defined in Section 5.4), and the Purchaser will acquire from the Seller all of the tangible and intangible assets and personal property of every kind and description and wherever situated used in the Business, except the Excluded Assets, as defined in Section 1.2, including the following personal property of the Seller:

(a)       all of the tangible and intangible assets and personal properties of every kind and description and wherever situated used in the Business, including inventories, furniture, fixtures, equipment (including office and kitchen equipment), computers and software, appliances, sign inserts, sound and lighting and telephone systems not incorporated into the building, telephone numbers, and other personal property of whatever kind and nature owned or leased by the Seller (subject to Section 1.1(d)), installed, located, situated or used in, on, or about, or in connection with the operation, use and enjoyment of the Premises and all other items on the subject Premises and used in connection with the operation of the Business;

(b)       all of the Seller’s inventory of supplies, accessories and any and all other items of personal property of whatever nature, including all alcoholic beverages sold by the Seller in the operation of the Business (the “Inventory”);

(c)       all supplies (other than Inventory) and other “consumable supplies” used in connection with the operation of the Business;

(d)       all of the Seller’s right, title, and interest, as lessee, of any and all equipment leased by the Seller and located at the Premises if disclosed by Seller and for which Purchaser agrees to assume payment. The Seller will cancel and/or pay for (i) any equipment lease that the Purchaser does not elect to assume payment for and the use thereof and (ii) any undisclosed equipment lease;

(e)       all right, title, and interest of the Seller to the use of the telephone numbers presently being used in the Business, including all rotary extensions thereto, and all advertisements in the “Yellow Pages”, “City Directory” and other social media and digital accounts such as Facebook and Instagram;

(f)       copies of the Seller’s lists of suppliers, and any and all of books, records, papers, files, memoranda and other documents relating to or compiled in connection with the operation of the Business which are requested by Purchaser, other than those assets listed in Section 1.2(i), (the “Records”);

(g)       all intellectual property of every kind owned or licensed by the Seller or any rights thereto, including but not limited to the name “PT’s Showclub” or any derivative, all trademarks, trade names, service marks, patents, copyrights, and trade secrets;

(h)       all licenses, rights or ownership interests held by the Seller to universal resource locators (“URLs”) and internet domain names, all source code and associated files necessary to operate URLs, including but not limited to images, graphics, content of the web pages, page layouts, scripts, forms and databases, and all goodwill associated with or used in connection with the operation or business of the URLs and internet domain names;

(i)       to the extent transferable, any and all necessary permits and authorizations which are needed to conduct an adult nude or semi-nude entertainment business serving alcoholic beverages on the Premises which the Seller has the right to transfer and convey, including its sexually oriented business permit and license and all other licenses, consents, authorizations, accreditations, waivers and approvals (together with all government filings pertaining thereto), however designated, established, maintained or renewed and issued evidencing or authorizing the Seller, the Seller’s agent(s) or nominee(s) for the purpose of engaging in the business and/or operation of an adult entertainment nightclub business, restaurant, bar, lounge, sale of liquor or any other business currently operating or capable of being operated on the Premises however characterized (collectively the “Permits”).

All of the items set forth in this Section 1.1 are collectively referred to as the “Purchased Assets”. Exhibit 1.1, which will be completed prior to Closing, will list all furniture, fixtures and equipment included within the Purchased Assets.

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Section 1.2 Excluded Assets. Specifically excluded from the Purchased Assets are (a) the corporate seals, books, accounting records and records related to corporate governance of the Seller; (b) all the Seller’s bank accounts and all Seller monies (including cash) on hand as of the Closing; (c) all credit card receipts and ATM purchases from the operation of the Business as of the close of business on the day of Closing; (d) securities of any type, whether marketable or not; (e) all prepaid expenses, security deposits and tax refunds; (f) accounts or notes receivable of, or held by, the Seller not generated by the business of the Seller; (g) rights to recovery, offset or refund of any kind or character, whether with respect to monies owing, insurance policies, taxes paid or otherwise; (h) the Seller’s rights under or pursuant to this Agreement and the other agreements, documents, certificates and other instruments entered into or delivered in connection with this Agreement to which the Seller is a party; (i) all business insurance policies of the Seller; and (j) all employee benefit plans of the Seller (hereinafter collectively referred to as the “Excluded Assets”).

Section 1.3 Intent of the Parties. Although the description of the Purchased Assets in Section 1.1 is intended to be complete, in the event Section 1.1 fails to contain the description of any assets belonging to the Seller which are used in the Business and are not otherwise an Excluded Asset, such assets will nonetheless be deemed transferred to Purchaser at the Closing.

Article II
LIABILITIES

Section 2.1 Excluded Liabilities. Except for the Assumed Liabilities (defined in Section 2.2(b)), Purchaser will have no obligation and is not assuming, and the Seller will retain, pay, perform, defend and discharge, all of the liabilities and obligations of every kind whatsoever related or connected to the Purchased Assets or the Business, which liabilities existed, arose, or accrued during the periods prior to the Closing Date, whether disclosed or undisclosed, known or unknown as of the Closing Date, direct or indirect, absolute or contingent, secured or unsecured, liquidated or unliquidated, accrued or otherwise, whether liabilities for taxes, liabilities of creditors, liabilities arising under any existing lease agreement, liabilities arising under any profit sharing, pension or other benefit under any plan of the Seller, liabilities to any Governmental Authority (as hereinafter defined) or third parties, liabilities assumed or incurred by the Seller by operation of law or otherwise (collectively, the “Excluded Liabilities”), including, but not limited to, (a) contractual liabilities arising or accruing from the Seller or the Business or ownership of the Purchased Assets prior to the Closing Date, (b) any existing litigation against the Seller or the Business, (c) any liability with respect to the Seller’s or the Business or ownership of any of the Purchased Assets, which liabilities existed, arose, or accrued during the period prior to the Closing Date, (d) any taxes owing by the Seller for taxable periods or portions of taxable periods ending before the Closing Date, whether related to the Business, the Purchased Assets or otherwise, and any liens on the Purchased Assets relating to any such taxes, and (e) any litigation, suit, action, proceeding, claim or investigation against Purchaser Indemnitees (as hereinafter defined in Section 11.1) which arises from or which is based upon or pertaining to the Seller’s conduct or the operation of the Business prior to the Closing Date, including to any claim by any individual or Governmental Authority that the Seller misclassified any entertainers.

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Section 2.2 Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, Purchaser agrees, effective at the Closing, to assume and agrees to pay, perform and discharge only:

(a)       the liabilities and obligations related or connected to the Purchased Assets arising or accruing after the Closing, other than liabilities arising out of a breach of this Agreement by the Seller, including (i) contractual liabilities arising from the Seller’s ownership of the Purchased Assets on or after the Closing Date (provided each such contractual liability is created or assumed by the Purchaser, subject to subsection (b) below), (ii) any liability resulting from the ownership of any of the Purchased Assets that occurs subsequent to the Closing, (iii) any taxes for any portion of any taxable periods or portions of taxable periods ending subsequent to the Closing, related to the Purchased Assets, and any liens on the Purchased Assets relating to any such taxes accruing during the period subsequent to the Closing, and (iv) any litigation, suit, action, proceeding, claim or investigation by any individual or Governmental Authority alleging that, during any period after the Closing, Purchaser, through its operation of the Business after the Closing, misclassified entertainers; and

(b)       the liabilities arising on or after the Closing Date under the contracts set forth in Schedule 2.2, which are assumed in writing by Purchaser (the liabilities and obligation set forth in subsections (a) and (b) are collectively, the “Assumed Liabilities”).

Section 2.3 Taxes.

(a)       All transfer, documentary, sales, use, stamp, registration, and other such taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be borne 50% by the Seller and 50% by the Purchaser.

(b)       After the Closing, each Party shall promptly notify the other Parties of any pending or threatened audit or assessment, suit, proposed adjustment, deficiency, dispute, or judicial proceeding or similar claim relating to taxes (a “Tax Claim”) with respect to Losses for which another Party could be liable under this Agreement. The Seller shall have a right to control, at its own cost, without affecting its or any other Person’s rights to indemnification under this Agreement, the defense of all Tax Claims relating to relating to the Business, the Purchased Assets, or the transferring employees for any tax period ending on or before the Closing Date; provided, that the Seller shall not settle any Tax Claim relating to such period that will in any way affect the taxes in a tax period ending after the Closing Date without the prior written consent of Purchaser (which may not be unreasonably withheld, conditioned, or delayed). Any such liability will be an Excluded Liability.

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Article III
PURCHASE PRICE FOR
THE PURCHASED ASSETS

Purchase Price. The Purchaser will pay to the Seller for all of the Purchased Assets a total purchase price of $300,000 (the “Purchase Price”), which will be payable at the Closing by cashier’s check, certified funds, or wire transfer of immediately available funds at the Closing.

Article IV
CLOSING

Section 4.1 The Closing. The closing (the “Closing”) of the transactions contemplated by this Agreement will take place as soon as practicable, but in no event later than five business days after the satisfaction or waiver of the conditions set forth in Articles VIII and IX (excluding conditions that, by their terms, cannot be satisfied until the Closing, but subject to satisfaction or waiver of those conditions), or on such other date as the Parties may mutually agree in writing (the “Closing Date”); notwithstanding the foregoing, the Closing must occur concurrently with the closing of the Real Estate Transaction described in Section 4.3(a). The Closing will take place at the office of Fairfield and Woods, P.C., 1801 California Street, Suite 2600, Denver, Colorado 80202, or at such other place as agreed upon among the Parties, or by electronic communications, including e-mail, portable document format, or facsimile, as the Parties may agree, on the Closing Date. The effective time of the Closing shall be deemed to be 12:01 a.m. on the Closing Date.

Section 4.2 Delivery of Documents at Closing. At the Closing:

(a)       the Seller will deliver to the Purchaser:

(i)       a bill of sale, in a form agreed to by the Parties, executed by the Seller;

(ii)       an assignment and assumption agreement, in a form agreed to by the Parties (the “Assignment and Assumption Agreement”), executed by the Seller;

(iii)       a non-compete agreement, in a form agreed to by the Parties (the “Non-Compete Agreement”), executed by Kurt Smith (“Smith”);

(iv)       a lease termination agreement, in a form agreed to by the Parties, executed by the Seller and the Real Estate Seller (as defined in Section 4.3(a));

(v)       the various certificates, instruments, and documents (and will take the required actions) referred to in Article IX; and

(b)       the Purchaser will deliver to the Seller:

(i)       the Assignment and Assumption Agreement executed by Purchaser;

(ii)       the Purchase Price in accordance with Article III; and

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(iii)       the various certificates, instruments, and documents (and will take the required actions) referred to in Article VIII.

Section 4.3 Related Transactions. In addition to the purchase and sale of the Purchased Assets, the following actions will take place contemporaneously at the Closing (collectively, the “Related Transactions”):

(a)       Sale of the Real Property. At the Closing, and pursuant to a definitive purchase and sale agreement, the purchase and sale of the real property located at 1601 West Evans Avenue, Denver, Colorado (the “Real Property”) from 1601 W Evans LLC, a Colorado limited liability company (the “Real Estate Seller”), to RCI Holdings, Inc., a Texas corporation affiliated with the Purchaser (“RCI”), will close. The Real Estate Seller will sell, transfer, convey and deliver by warranty deed (or such other legal conveyance document) the Real Property, which warranty deed will convey good and marketable title to the Real property to RCI free and clear of all liens, claims and encumbrances, subject only to liens created as part of the purchase of the real property (the “Real Estate Transaction”).

(b)       Indemnification Guaranty Agreement. At the Closing, HWL-3 LLLP, a Colorado limited liability limited partnership (“HWL”), and Family Dog LLC, a Colorado limited liability company (“Family Dog”) will enter into an Indemnification Guaranty Agreement in a form agreed to by the Parties (the “Indemnification Guaranty Agreement”), under which HWL and Family Dog will guaranty the financial obligations of the Seller under Article 11 of this Agreement.

Article V
REPRESENTATIONS AND WARRANTIES
OF SELLER

Except as set forth in the Disclosure Schedules accompanying this Agreement (each a “Schedule” and collectively the “Schedules”), the Seller hereby represents and warrants to the Purchaser the following as of the Effective Date:

Section 5.1 Organization, Good Standing and Qualification of the Seller. The Seller is a Colorado limited liability company duly organized and validly existing and in good standing under the laws of the state of Colorado, has all requisite power and authority to carry on its business, and is duly qualified to transact business and is in good standing in all jurisdictions where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to do so would not have a material adverse effect to the Seller.

Section 5.2 Ownership of the Seller. Smith owns 100% of the issued and outstanding membership interests of the Seller, which common stock is owned free and clear of any liens, claims, equities, charges, options, rights of first refusal or encumbrances. There is no other class of equity securities authorized or issued by the Seller.

Section 5.3 Subsidiaries. The Seller does not own any subsidiaries.

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Section 5.4 Ownership of the Purchased Assets. The Seller owns all of the Purchased Assets free and clear of any liens, claims, equities, charges, options, rights of first refusal, or encumbrances, other than Permitted Encumbrances. The Seller has the unrestricted right and power to transfer, convey and deliver full ownership of the Purchased Assets without the consent or agreement of any other person and without any designation, declaration or filing with any Governmental Authority. Upon the transfer of the Purchased Assets to Purchaser as contemplated herein, Purchaser will receive title thereto, free and clear of any Encumbrances other than Permitted Encumbrances. For purposes of this Agreement, “Permitted Encumbrances” means liens for taxes, assessments or government charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and which are subject to reasonable reserves, all as listed on Schedule 5.4, attached hereto.

Section 5.5 Authorization. All action on the part of the Seller necessary for the authorization, execution, delivery and performance of this Agreement and all documents related thereto to consummate the transactions contemplated herein have been taken by the Seller or will be taken prior to the Closing Date. The Seller has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement, when duly executed and delivered in accordance with its terms, will constitute a valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, and other similar laws of general application relating to or affecting creditors’ rights and to general equitable principles.

Section 5.6 [Omitted].

Section 5.7 [Omitted].

Section 5.8 No Breaches or Defaults. Except as shown on Schedule 5.8, the execution, delivery, and performance of this Agreement by the Seller does not: (a) conflict with, violate, or constitute a breach of or a default under any other outstanding agreements or the charter or bylaws of any member of the Seller; (b) result in the creation or imposition of any lien, claim, or encumbrance of any kind upon the Purchased Assets other than as contemplated herein; (c) conflict with or result in a breach or violation of, or default under, or give rise to any right of acceleration or termination of, any of the terms, conditions or provisions of any note, bond, lease, license, agreement or other instrument or obligation to which any member of the Seller is a party of by which the Seller’s assets or properties are bound; or (d) require any material authorization, consent, approval, exemption, or other action by or filing with any third party or Governmental Authority (as defined below) under any provision of: (i) any applicable Legal Requirement (as defined below), or (ii) any credit or loan agreement, promissory note, or any other agreement or instrument to which the Seller is a party or by which the Purchased Assets may be bound or affected. For purposes of this Agreement, “Governmental Authority” means any foreign governmental authority, the United States of America, any state of the United States, and any political subdivision of any of the foregoing, and any agency, department, commission, board, bureau, court, or similar entity, having jurisdiction over the parties hereto or their respective assets or properties. For purposes of this Agreement, “Legal Requirement” means any law, statute, ordinance, rule, code, regulation, administrative order, injunction, decree, order or judgment (or interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority.

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Section 5.9 Consents. Subject to the procurement of the approvals, consents, and other authorizations described in Schedule 5.9, no permit, consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or any other person or entity is required on the part of the Seller in connection with the execution and delivery by the Seller of this Agreement or the consummation and performance of the transactions contemplated hereby.

Section 5.10 Pending Claims. Except as set forth in Schedule 5.10, there is no claim, suit, arbitration, investigation, action, litigation or other proceeding, whether judicial, administrative or otherwise, now pending or threatened against the Seller before any court, arbitration, administrative or regulatory body or any Governmental Authority or the sale by the Seller to the Purchaser of the Purchased Assets, and there is no basis known to the Seller for any such action. No litigation is pending or threatened against the Seller, which seeks to restrain or enjoin the execution and delivery of this Agreement or any of the documents referred to herein or the consummation of any of the transactions contemplated thereby or hereby. The Seller is not subject to any judicial injunction or mandate or any quasi-judicial or administrative order or restriction directed to or against them or which would reasonably be expected to materially and adversely affect the Seller, the Purchased Assets, or the Business.

Section 5.11 Taxes. The Seller has timely and accurately prepared and filed all federal, state, foreign, and local tax returns and reports required to be filed prior to the required dates to be filed by the Seller and has timely paid all taxes shown on such returns as owed for the periods of such returns, including all sales and use taxes and withholding or other payroll related taxes shown on such returns. The Seller is not delinquent in the payment of any tax or governmental charge of any nature. There is no liability for any tax to be imposed by any taxing authorities upon the Seller or the Purchased Assets as of the date of this Agreement and as of the Closing that is not adequately provided for. There are no tax Encumbrances on the assets of the Seller. No assessments or notices of deficiency or other communications have been received by the Seller with respect to any tax return of the Seller which has not been paid, discharged or fully reserved against and no amendments or applications for refund have been filed or are planned with respect to any such return. Except as shown on Schedule 5.11, none of the federal, state, foreign and local tax returns of the Seller have been audited by any taxing authority and there are no actions, suits, proceedings, audits, investigations or claims pending. To the knowledge of the Seller, there are no additional assessments, adjustments, or contingent tax liability (whether federal or state) of any nature whatsoever, whether pending or threatened against the Seller for any period, nor of any basis for any such assessments, adjustment or contingency in the past five years. There are no agreements between the Seller and any taxing authority, including, without limitation, the Internal Revenue Service, waiving or extending any statute of limitations with respect to any tax return.

Section 5.12 Financial Statements. The Seller has or will deliver to the Purchaser the Seller’s year-end unaudited Finance Statements as of and for the years ended December 31, 2019 and December 31, 2020, and unaudited Balance Sheets of the Seller as of June 30, 2021, together with the related unaudited Statements of Income for the periods then ended (hereinafter referred to as the “Financial Statements”). Such Financial Statements are in accordance with the books and records of the Seller and fairly represent in all material respects the financial position of the Seller and the results of operations and changes in financial position of the Seller as of the dates and for the periods indicated, in each case in conformity with the Seller’s historical accounting practices applied on a consistent basis. Except as disclosed on Schedule 5.12 and except as, and to the extent reflected or reserved against in the Financial Statements, the Seller, as of the date of the Financial Statements, has no material liability or obligation of any nature required to be disclosed in a balance sheet in accordance with generally accepted accounting principles.

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Section 5.13 No Material Adverse Change. Since June 30, 2021, the Seller has conducted its business in the ordinary course, consistent with past practice, and, except as disclosed on Schedule 5.13, there has been no (a) change that has had or would reasonably be expected to have a material adverse effect upon the assets or business or the financial condition or other operations of the Seller; (b) acquisition or disposition of any material asset by the Seller or any contract or arrangement therefore, otherwise then for fair value in the ordinary course of business; (c) material change in the Seller’s accounting principles, practices or methods; (d) incurrence of any material indebtedness or lending of money to any person or entity; (e) acceleration, termination, modification or cancellation of any agreement, contract, lease or license (or series of related agreements, contracts, leases or licenses) involving more than $10,000 to which the Seller is a party; or (f) delay or postponement in the payment of any accounts payable or other liabilities.

Section 5.14 Labor Matters. The Seller is not a party or otherwise subject to any collective bargaining agreement with any labor union or association. There are no discussions, negotiations, demands or proposals that are pending or have been conducted or made with or by any labor union or association, and there are not pending or threatened against the Seller any labor disputes, strikes or work stoppages. The Seller is in compliance with all federal and state laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practices. The Seller is not a party to any written or oral contract, agreement or understanding for the employment of any entertainer with the Seller. There are no unpaid wages, bonuses, retention payments, change in control payments, commissions, social insurance, or housing fund payments due to or on behalf of any employee or service provider of the Seller, or contributions or payments due to any Seller benefit plan or any Governmental Authority, except for amounts accrued in the ordinary course of business in respect of the current pay period. All management level Seller personnel are employed at will and their employment or engagement may be terminated at will.

Section 5.15 Compliance with Laws. To the knowledge of the Seller, the Seller is, and at all times prior to the date hereof, has been in compliance in all material respects with all statutes, orders, rules, ordinances and regulations applicable to it or to the ownership of its assets or the operation of its businesses. None of the Seller has received any written order or written notice of any such violation or claim of violation of any such statute, order, rule, ordinance or regulation by the Seller. The Seller owns, holds, possesses or lawfully uses in the operation of its business all Permits and licenses which are in any manner necessary or required for it to conduct its operation and business as now being conducted. Schedule 5.15 sets forth a list of all licenses and Permits held by the Seller used in the operation of the Business, all of which are in good standing and will be in effect as of the Closing Date. No material record violations exist in respect of any such Permit and no investigation or proceeding is pending or threatened, that would reasonably be expected to result in the suspension, revocation, modification, non-renewal limitation or restriction of any such Permit.

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Section 5.16 Contracts and Leases. Except as shown on Schedule 5.16, the Seller does not (a) have any leases of personal property relating to the Purchased Assets, whether as lessor or lessee; (b) have any current performer lease agreements or other similar obligations with entertainers; (c) have any contractual or other obligations relating to the Purchased Assets, whether written or oral; and (d) have, and has not given, any power of attorney to any person or organization for any purpose relating to the Purchased Assets or the Business. The Seller operates its adult entertainment establishment located at the Premises under the Existing Lease Agreement, which lease agreement will be terminated as of the Closing Date. The Seller will make available to Purchaser prior to the Closing Date each and every written contract or lease relating to the Purchased Assets of the Seller to which it is subject or is a party or a beneficiary. Such contracts, leases or other documents are valid and in full force and effect according to their terms and constitute legal, valid and binding obligations of the Seller and the other respective parties thereto and are enforceable in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, and other similar laws of general application relating to or affecting creditors’ rights and to general equitable principles. There are no defaults or breaches under such contracts, leases or other documents or of any pending or threatened claims under any such contracts, leases or other documents.

Section 5.17 No Pending Transactions. Except for the transactions contemplated by this Agreement and the Related Transactions contemplated in Section 4.3 herein, the Seller is not a party to or bound by or the subject of any agreement, undertaking, commitment or discussions or negotiations with any person that would reasonably be expected to result in: (a) the sale, merger, consolidation or recapitalization of the Seller; (b) the sale of any of the Purchased Assets of the Seller (other than in the ordinary course of its business); (c) the sale of any outstanding capital stock of the Seller; (d) the acquisition by the Seller of any operating business or the capital stock of any other person or entity; (e) the borrowing of money; (f) any agreement with any of the respective officers, managers or affiliates of the Seller; or (g) the expenditure of more than $10,000 or the performance by the Seller extending for a period more than one year from the date hereof.

Section 5.18 Material Agreements; Action. Except as shown on Schedule 5.18 and except for the transactions contemplated by this Agreement and the Related Transactions contemplated in Section 4.3 herein, there are no contracts, agreements, commitments, understandings or proposed transactions, whether written or oral, to which the Seller is a party or by which it is bound that involve or relate to (a) any of the respective officers, directors, stockholder or partners of the Seller or (b) covenants of the Seller not to compete in any line of business or with any person in any geographical area or covenants of any other person not to compete with the Seller in any line of business or in any geographical area.

Section 5.19 Environmental Matters. The Business has been conducted in compliance with all Environmental Laws (as hereinafter defined), except for any such instance of non-compliance that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Business. The Seller is in compliance with all Permits required under applicable Environmental Laws, except where the absence of, or the failure to be in compliance with, any such Permit would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Business. There are no written claims, notices of violation or any other actions, investigations or proceedings pending or threatened against the Seller alleging violations of or liability under any Environmental Law. There has been no release of Hazardous Materials at, on, under or from the property currently or formerly owned, leased or operated by the Seller, and no property currently or formerly owned, leased, or operated by the Seller, has been contaminated by the Seller or to the knowledge of the Seller by any third-party, with any Hazardous Materials and no third-party site has been contaminated by the Seller. The Seller is not subject to any order, decree, injunction or other agreement with any Governmental Authority or any indemnity or other agreement with any other Person relating to liability under any Environmental Law. “Environmental Laws” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 1201 et seq., the Clean Water Act, 33 U.S.C. § 1321 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., and any other federal, state, local or other governmental statute, regulation, law or ordinance dealing with the protection of human health, natural resources or the environment. “Hazardous Materials” means any substance, material or waste that is listed, classified or regulated by a Governmental Authority as a “toxic substance”, “hazardous substance”, “solid waste” or “hazardous material” or words of similar meaning or effect or otherwise regulated for potentially harmful effects to human health or the environment by any Governmental Authority, including petroleum and petroleum products.

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Section 5.20 Insurance Policies. Copies of all insurance policies maintained by the Seller relating to the operation of the Business have been or will be delivered or made available to Purchaser. All such insurance policies are in full force and effect and all premiums due thereon have been paid and will be paid through the Closing.

Section 5.21 No Default. The Seller is not in default under any term or condition of any instrument evidencing, creating, or securing any indebtedness of the Seller, under any other contract, lease, agreement, commitment or undertaking to which the Seller is a party or by which it or its assets or properties are bound.

Section 5.22 Books and Records. The books of account, minute books, stock record books and other records of the Seller, all of which have been made available to Purchaser, are accurate and complete in all material respects and have been maintained in accordance with sound business practices.

Section 5.23 Certificates. All certificates of occupancy, licenses, permits, authorizations and approvals required by law or by any Governmental Authority having jurisdiction over the Premises have been obtained and are in full force and effect.

Section 5.24 Brokerage Commission. No broker or finder has acted on behalf of the Seller in connection with this Agreement or in the transactions contemplated hereby and no person is entitled to any brokerage or finder’s fee or compensation in respect thereto based in any way on agreements, arrangements or understandings made by or on behalf of the Seller.

Article VI
REPRESENTATIONS AND WARRANTIES
OF PURCHASER

The Purchaser hereby represents and warrants to the Seller as follows:

Section 6.1 Organization, Good Standing and Qualification of the Purchaser. The Purchaser (i) is an entity duly organized, validly existing and in good standing under the laws of the state of Colorado, (ii) has all requisite power and authority to carry on its business, and (iii) is duly qualified to transact business and is in good standing in all jurisdictions where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to do so would not have a material adverse effect to the Purchaser.

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Section 6.2 Authorization. All action on the part of the Purchaser necessary for the authorization, execution, delivery and performance of this Agreement and all documents related to consummate the transactions contemplated herein has been taken by each member of the Purchaser or will be taken prior to the Closing Date. The Purchaser has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement, when duly executed and delivered in accordance with its terms, will constitute a valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, and other similar laws of general application relating to or affecting creditors’ rights and to general equitable principles.

Section 6.3 No Breaches or Defaults. The execution, delivery, and performance of this Agreement by the Purchaser does not: (a) conflict with, violate, or constitute a breach of or a default under or (b) require any authorization, consent, approval, exemption, or other action by or filing with any third party or Governmental Authority under any provision of: (i) any applicable Legal Requirement, or (ii) any credit or loan agreement, promissory note, or any other agreement or instrument to which any member of the Purchaser is a party.

Section 6.4 Consents. No permit, consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or any other person or entity is required on the part of any member of the Purchaser in connection with the execution and delivery by each member of the Purchaser of this Agreement or the consummation and performance of the transactions contemplated hereby.

Section 6.5 Brokerage Commission. No broker or finder has acted on behalf of the Purchaser in connection with this Agreement or in the transactions contemplated hereby and no person is entitled to any brokerage or finder’s fee or compensation in respect thereto based in any way on agreements, arrangements or understandings made by or on behalf of the Purchaser.

Section 6.6 [Omitted].

Section 6.7 Review of Sellers’ Financials. In reviewing the Seller’s Financial Statements, the Purchaser has used accounting principles generally accepted in the United States and has conducted its review in good faith.

Article VII
Pre-CLOSING COVENANTS

Section 7.1 Stand Still. To induce Purchaser to proceed with this Agreement, the Seller agrees that until the Closing Date or the termination of this Agreement, whichever is earlier, neither the Seller nor its affiliates, representatives, or agents (collectively, “Agents”), shall directly or indirectly: (a) solicit, encourage, initiate, accept, support, approve or participate in any negotiations or discussions with respect to any Acquisition Proposal (as hereinafter defined); (b) disclose any information not customarily disclosed in the ordinary course to any third party concerning the Seller and which the Seller believes or should reasonably know could be used for the purposes of formulating any offer, indication of interest, or proposal for an Acquisition Proposal; (c) assist, cooperate with, facilitate or encourage any third party to make any offer, indication of interest or proposal for an Acquisition Proposal (as defined below); (d) execute or agree to execute or enter into a contract, arrangement, or understanding regarding any Acquisition Proposal; (e) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Seller; or (f) authorize or permit the Seller’s Agents to take any such action or other actions as would adversely affect the Purchaser’s ability to consummate the transactions contemplated by this Agreement or the Related Transactions. Without limiting the foregoing, it is agreed that any violation of the restrictions on the Seller set forth in the preceding sentence by any Agent of the Seller or its affiliates shall be a breach of this Section 7.1 by the Seller. “Acquisition Proposal” means, other than the transactions contemplated hereunder, any offer, proposal or inquiry relating to, or any third party indication of interest in, (i) a merger, share exchange, business combination, reorganization, consolidation or similar transaction involving the Seller, (ii) the acquisition of the beneficial ownership of any equity interest in the Seller, (iii) license or transfer of all or a portion of the Purchased Assets or (iv) any other transaction the consummation of which could reasonably be expected to prevent the transactions contemplated hereunder.

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Section 7.2 Taxes. The Seller shall file or cause to be filed all tax returns required to be filed by the Seller, prepared in a manner consistent with past practice and timely pay all taxes due and payable. The Seller shall not (a) change any method of accounting of the Seller for tax purposes; (b) enter into any agreement with any Governmental Authority with respect to any tax or tax returns of the Seller; (c) change an accounting period of the Seller with respect to any tax; (d) make, change or revoke any election with respect to taxes; or (e) extend or waive the applicable statute of limitations with respect to any taxes.

Section 7.3 Access; Due Diligence. From the date of the execution hereof until the Closing Date (“Due Diligence Period”), the Seller will (a) provide the Purchaser and its authorized representatives reasonable access to the Premises and all offices and other facilities and properties of the Seller, and to the books and records of the Seller; (b) permit the Purchaser to make inspections thereof; and (c) cause the officers and advisors of the Seller to furnish the Purchaser with such financial and operating data and other information with respect to Purchased Assets, Premises, and the Business and to discuss such information with the Purchaser, as the Purchaser may from time to time reasonably request. Notwithstanding anything to the contrary contained herein, such access and inspections shall not materially interfere with the operations of the Seller.

Section 7.4 Conduct of Business. From the date of the execution hereof until the Closing Date, the Seller will use commercially reasonable efforts to operate itself and the Business in its ordinary course of business, consistent with past practices, and:

(a)       The Seller will not liquidate or distribute any common stock or other equity interest or undertake any direct or indirect redemption, purchase or other acquisition of any equity interest;

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(b)       The Seller will not make any changes in its condition (financial or otherwise), liabilities, assets, or business or in any of its business relationships, including relationships with suppliers or customers, that, when considered individually or in the aggregate, would reasonably be expected to have a material adverse effect on it;

(c)       Except as described on Schedule 7.4, the Seller will not increase the salary or other compensation payable or to become payable by it to any employee, or the declaration, payment, or commitment or obligation of any kind for the payment by it of a bonus or other additional salary or compensation to any such person except in the normal course of business, consistent with its past practices and with the consent of the Purchaser (not to be unreasonably withheld);

(d)       The Seller will not sell, lease, transfer or assign any of its assets, tangible or intangible, other than inventory for a fair consideration, in the ordinary course of business;

(e)       The Seller will not accelerate, terminate, modify or cancel any agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses) involving more than $10,000, either individually or in the aggregate, to which it is a party, other than in the ordinary course of business, absent the consent of Purchaser;

(f)       The Seller will not make any loans to any person or entity, or guarantee any loan, absent the consent of the Purchaser;

(g)       The Seller will not knowingly waive or release any material right or claim held by it, absent the consent of the Purchaser;

(h)       The Seller will operate the Business in the ordinary course and consistent with past practices so as to preserve its business organization intact, to retain the services of its employees and to preserve its goodwill and relationships with suppliers, creditors, customers, and others having business relationships with them;

(i)       The Seller will not delay or postpone the payment of accounts payable and other liabilities outside the ordinary course of business;

(j)       The Seller will not make any change in any method, practice, or principle of accounting involving its business or assets;

(k)       The Seller will not issue, sell or otherwise dispose of any of its capital stock or create, sell or dispose of any options, rights, conversion rights or other agreements or commitments of any kind relating to the issuance, sale or disposition of any of its equity interests;

(l)       The Seller will not enter into any non-cancellable contract or agreement longer than one year;

(m)       The Seller will not reclassify, split up or otherwise change any of its common stock or capital structure;

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(n)       The Seller will not be a party to any merger, consolidation, or other business combination; and

(o)       The Seller will perform in all material respects all of its obligations under material contracts, leases and other documents relating to or affecting any of its assets, property or its business or the Business.

Section 7.5 Schedule Supplement. From time to time prior to the Closing, the Seller shall have the right and obligation to supplement or amend the Disclosure Schedules hereto with respect to any matter first arising or otherwise occurring after the date hereof (each a “Schedule Supplement”), and each such Schedule Supplement shall be deemed to be incorporated into and to supplement the Disclosure Schedules as of the date hereof and as of Closing Date and the Seller shall have no liability with respect to representation made as of the date hereof as amended by the Schedule Supplement; provided, however, that Purchaser has the right to terminate this Agreement prior to the Closing by written notice to the Seller in the event any such Schedule Supplement contains a matter materially adverse to the Purchaser in its discretion. In the event that the Purchaser does not exercise its right to terminate this Agreement prior to the Closing, then the Purchaser shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter under any of the conditions set forth in Section 12.14.

Article VIII
CONDITIONS TO CLOSING OF
the Seller

Each obligation of the Seller to be performed on the Closing Date will be subject to the satisfaction of each of the conditions stated in this Article VIII, except to the extent that such satisfaction is waived by the Seller in writing:

Section 8.1 Representations and Warranties Correct. The representations and warranties made by the Purchaser contained in this Agreement will be true and correct in all material respects as of the Closing Date.

Section 8.2 Covenants. All covenants, agreements and conditions contained in this Agreement to be performed by Purchaser on or prior to the Closing Date will have been performed or complied with in all material respects, including the delivery at Closing of all the documents, instruments, and agreements described in Section 4.2.

Section 8.3 Delivery of Certificate. The Purchaser will provide to the Seller certificates, dated the Closing Date and signed by its presidents, to the effect set forth in Sections 8.1 and 8.2 for the purpose of verifying the accuracy of such representations and warranties and/or the performance and satisfaction of such covenants and conditions.

Section 8.4 Payment of Purchase Price. The Purchaser will have tendered the Purchase Price as referenced in Article III to the Seller concurrently with the Closing.

Section 8.5 Corporate Resolutions. The Purchaser will provide corporate resolutions of its Board of Directors which approve the transactions contemplated herein and authorize the execution, delivery, and performance of this Agreement and the documents referred to herein to which it is or is to be a party dated as of the Closing Date.

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Section 8.6 Good Standing Certificate. The Seller shall have received a Certificate of Good Standing issued by the state of Colorado for the Purchaser.

Section 8.7 Absence of Proceedings. No action, suit or proceeding by or before any court or any governmental or regulatory authority will have been commenced and no investigation by any governmental or regulatory authority will have been commenced seeking to restrain, prevent or challenge the transactions contemplated hereby or seeking judgments against any member of the Purchaser.

Section 8.8 Consents; Status of Permits and Licenses. The Purchaser will have obtained all necessary permits and other authorizations, whether city, county, state or federal, which may be needed to operate an establishment serving liquor and providing live female adult nude and semi-nude topless entertainment on the Premises, including a Denver Amusement Permit, a Denver sexually oriented business license and Cabaret license for dancing, and all such permits and authorizations will be in good order, without any administrative actions pending or concluded that may challenge or present an obstacle to the serving of liquor and to the continued performance of live female adult nude and semi-nude topless, entertainment, without any interruption.

Section 8.9 Related Transactions. On or prior to the Closing Date, the relevant parties shall close the Related Transactions.

Article IX
CONDITIONS TO CLOSING OF
the PURCHASER

Each obligation of the Purchaser to be performed on the Closing Date will be subject to the satisfaction of each of the conditions stated in this Article IX, except to the extent that such satisfaction is waived by the Purchaser in writing.

Section 9.1 Representations and Warranties Correct. The representations and warranties made by the Seller will be true and correct in all material respects as of the Closing Date.

Section 9.2 Covenants. All covenants, agreements and conditions contained in this Agreement to be performed by the Seller on or prior to the Closing Date will have been performed or complied with in all material respects, including the delivery at Closing of all the documents, instruments, and agreements described in Section 4.2.

Section 9.3 Delivery of Certificate. The Seller will provide to the Purchaser certificates, dated the Closing Date and signed by the appropriate officers of each member of the Seller, to the effect set forth in Sections 9.1 and 9.2 for the purpose of verifying the accuracy of such representations and warranties and/or the performance and satisfaction of such covenants and conditions.

Section 9.4 Delivery of Purchase Assets. The Seller will have delivered all instruments of assignment and bills of sale necessary to transfer to Purchaser good and marketable title to the Purchased Assets, free and clear of all Encumbrances (except Permitted Encumbrances) in form and substance satisfactory to the Purchaser.

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Section 9.5 Corporate Resolutions. The Seller will provide to the Purchaser resolutions of its member and manager which approve all of the transactions contemplated herein and authorizes the execution, delivery, and performance of this Agreement and the documents referred to herein to which it is or is to be a party, dated on or before of the Closing Date.

Section 9.6 Good Standing Certificate. Purchaser shall have received a Certificate of Good Standing issued by the state of Colorado for the Seller.

Section 9.7 Consents. All third party consents or other arrangements or actions required by Governmental Authorities in order to permit the continuation of the Business by the Purchaser shall have been received.

Section 9.8 Status of Permits and Licenses. Purchaser will possess all necessary permits and other authorizations, whether city, county, state or federal, which may be needed to operate an establishment serving liquor and providing live female adult nude and semi-nude topless entertainment on the Premises, including a Denver Amusement Permit, a Denver sexually oriented business license and Cabaret license for dancing, consistent with the current operation of the Business, and all such permits and authorizations will be in good order, without any administrative actions pending or concluded that may challenge or present an obstacle to the serving of liquor and to the continued performance of live female adult nude and semi-nude topless entertainment, without any interruption.

Section 9.9 Related Transactions. On or prior to the Closing Date, the relevant parties shall close the Related Transactions.

Section 9.10 Satisfactory Diligence. Within the Due Diligence Period, Purchaser will have concluded its due diligence investigation of the Seller and the Business of PT’s Showclub and all other matters related to the foregoing and will be satisfied with the results thereof.

Section 9.11 Financial Records. The financial records of the Seller will be maintained and exist consistent with past practices and able to be audited by the Purchaser or its affiliate.

Section 9.12 Bank Financing. RCI shall have obtained bank financing in an amount of not less than $10,800,000 for the acquisition of the Real Property and certain unaffiliated real properties.

Section 9.13 [Omitted].

Section 9.14 Absence of Proceedings. No action, suit, or proceeding by or before any court or any governmental or regulatory authority will have been commenced and no investigation by any governmental or regulatory authority will have been commenced seeking to restrain, prevent or challenge the transactions contemplated hereby or seeking judgments against the Seller or the Seller’s assets.

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Article X
CLOSING Adjustments

The Parties agree that there will be an adjustment made within ninety (90) days of the Closing Date to adjust for any Excluded Assets and/or Excluded Liabilities that are found to exist as of the Closing Date, as such Excluded Assets or Excluded Liabilities may relate to the Purchased Assets or the Business, so that the Seller will be responsible and liable to the Purchaser for the liabilities of the Seller that exist as of the Closing Date, less a credit for any miscellaneous cash on hand (for clarity, the Parties intend that cash on hand at Closing will be zero), credit card receivables, a pro rata portion of prepaid items, and other Excluded Assets delivered to Purchaser. If such Excluded Assets exceed such Excluded Liabilities as of the Closing Date, the Purchaser shall promptly pay such amount to the Seller. Within 90 days following the Closing Date, the Parties will cooperate to agree on an allocation of the Purchase Price among the Purchased Assets and the Non-Compete Agreement. The allocation schedule shall be prepared in accordance with Code Section 1060 and the regulations thereunder. Each party (a) shall timely file all tax returns in a manner consistent with the final allocation schedule and, (b) in the event of any examination, audit, or other proceeding with respect to any tax return, will take no position inconsistent with the final allocation schedule.

Article XI
INDEMNIFICATION

Section 11.1 Indemnification from the Seller. The Seller hereby agrees to and will indemnify, defend (with legal counsel reasonably acceptable to Purchaser), and hold the Purchaser and its affiliates, and the respective officers, directors, employees, agents, legal counsel and successors and assigns of the foregoing (collectively, the “Purchaser Indemnitees”) harmless from and against any and all actions, suits, claims, debts, liabilities, obligations, losses, damages, costs, expenses, penalties or injury (including reasonable attorneys’, accountants’, other experts’ or advisors’ fees, and costs of any suit related thereto), whether arising from a direct (or first party) claim or a third-party claim, (collectively, “Losses”) actually suffered or incurred by any of the Purchaser Indemnitees arising from: (a) any breach of any representation or warranty of the Seller contained in this Agreement, or any schedule, exhibit, certificate, or other instrument furnished or to be furnished by the Seller hereunder; (b) any breach or nonfulfillment of any covenant or agreement on the part of the Seller under this Agreement; and (c) any Excluded Liability (including any liability of the Seller that becomes a liability of the Purchaser under any bulk transfer law of any jurisdiction, under any common law doctrine of de facto merger or successor liability, or otherwise by operation of law).

Section 11.2 Indemnification from the Purchaser. The Purchaser agrees to and will indemnify, defend (with legal counsel reasonably acceptable to the Seller) and hold the Seller and its affiliates, and the respective officers, directors, employees, agents, legal counsel and successors and assigns of the foregoing (collectively, the “Seller Indemnitees”) harmless from and against any and all Losses actually suffered or incurred by any of Seller Indemnitees, arising from (a) any breach of any representation or warranty of the Purchaser contained in this Agreement or any schedule, exhibit, certificate, or other agreement or instrument furnished or to be furnished by the Purchaser hereunder; (b) any breach or nonfulfillment of any covenant or agreement on the part of the Purchaser under this Agreement; or (c) any Assumed Liability.

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Section 11.3 Matters Involving Third Parties.

(a)       If any third party notifies any Party (an “Indemnified Party”) with respect to any matter (a “Third-Party Claim”) that may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this Article XI, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby prejudiced.

(b)       Any Indemnifying Party will have the right to assume the defense of the Third-Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party at any time within 15 days after the Indemnified Party has given notice of the Third-Party Claim; provided, however, that the Indemnifying Party must conduct the defense of the Third-Party Claim actively and diligently thereafter in order to preserve its rights in this regard; and provided further that the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim.

(c)       So long as the Indemnifying Party has assumed and is conducting the defense of the Third-Party Claim in accordance with Section 11.3(b) above, (i) the Indemnifying Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld) unless the judgment or proposed settlement involves only the payment of money damages by one or more of the Indemnifying Parties and does not impose an injunction or other equitable relief upon the Indemnified Party and (ii) the Indemnified Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld).

(d)       In the event none of the Indemnifying Parties assumes and conducts the defense of the Third-Party Claim in accordance with Section 11.3(b) above, (i) the Indemnified Party may defend against, and consent to the entry of any judgment on or enter into any settlement with respect to, the Third-Party Claim in any manner it may reasonably deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith) and (ii) the Indemnifying Parties will remain responsible for any Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim to the fullest extent provided in this Article XI.

Section 11.4 Limitation of Indemnification.

(a)       Only with respect to Losses arising from a third-party claim(s), the aggregate amount of all Losses for which the Seller shall be liable for under Section 11.1(a) shall not exceed $1,000,000 per claim (excluding the cost of attorney’s fees); provided, the foregoing limitation shall not apply to Losses arising out of the breach of any Fundamental Representation (defined in Section 11.6), in the case of fraud, and/or in the case of direct (or first party) claim(s); and

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(b)       The aggregate amount of all Losses arising from third party claims for which the Seller shall be liable under Section 11.1 shall not exceed an amount equal to $6,500,000 plus the cost of attorney’s fees incurred by the Purchaser Indemnitees (including the cost of attorney’s fees incurred by the Seller on behalf of the Purchaser Indemnitees) in connection with such Losses, and the aggregate amount of all Losses arising from direct (or first party) claims for which the Seller shall be liable under Section 11.1 shall not exceed an amount equal to the $6,500,000 plus the cost of attorney’s fees incurred by the Purchaser Indemnitees in connection with such Losses (for clarity, any Losses arising from third party claims will not go towards the cap on direct (or first party) claims and vice versa); provided, the foregoing limitation shall not apply in the case of fraud.

Section 11.5 Indemnification Threshold.

(a)       Notwithstanding anything in this Agreement to the contrary, no Purchaser Indemnitee shall be entitled to indemnification under this Article XI until the aggregate Losses suffered by the Purchaser Indemnitees exceeds $25,000 (the “Indemnification Threshold”), at which point the Seller will indemnify the Purchaser Indemnitees dollar for dollar for any amounts as if there had been no Indemnification Threshold.

(b)       Notwithstanding anything in this Agreement to the contrary, no Seller Indemnitee shall be entitled to indemnification under this Article XI until the aggregate Losses suffered by the Seller Indemnitees exceeds the Indemnification Threshold, at which point the Purchaser will only be obligated to indemnify the Seller Indemnitees from and against further Losses.

Section 11.6 Survival of Indemnification. The rights to indemnification under this Article XI, including rights to indemnification arising from a breach of a “Fundamental Representation” (which, for purposes of this Agreement, is defined as any representation or warranty set forth under Sections 5.1, 5.2, 5.4, 5.5, 5.10, 5.11, 5.12, 5.14, 5.15, 6.1 or 6.2) or from an Excluded Liability or Assumed Liability, will survive the Closing for a period ending thirty (30) days after the expiration of the applicable statute of limitations for any claim brought or that could be brought in connection with such Losses (the “SOL Date”); provided, however, that rights to indemnification arising from a breach of a non-Fundamental Representation (i.e., any representation or warranty in this Agreement that is not a Fundamental Representation) shall survive 24 months from the Closing Date (“Survival Date”). Notwithstanding anything to the contrary contained herein, no claim for indemnification may be made against a Party unless the party seeking indemnification has given such party written notice of the relevant claim for Losses on or before (a) the Survival Date with respect to a claim arising from a non-Fundamental Representation, and (b) the SOL Date, with respect any other claim for which the party seeking indemnification is entitled to indemnification under this Article XI. Any such claim for which notice has been given prior to the expiration of the Survival Date or the SOL Date, as the case may be, will not be barred hereunder.

Section 11.7 Indemnification Payments. In the event that the Purchaser is entitled to indemnification in accordance with this Article XI, including the payment by the Purchaser of any Excluded Liabilities, such amounts shall be paid directly from the Seller or from HWL or Family Dog in accordance with the Indemnification Guaranty Agreement. Indemnification in accordance with this Article XI in respect of any Losses shall be limited to the amount of any Losses that remain after deducting therefrom any insurance proceeds and any indemnity, contribution, or other similar payment received by the party seeking indemnification in respect of any such indemnification claim. If an indemnification payment is received by an indemnitee, and that indemnitee later receives insurance proceeds or otherwise recovers from a third-party in respect of the related Losses, such indemnitee shall promptly pay to the indemnitor, a sum equal to the lesser of (i) the actual amount of such insurance proceeds or other third-party recoveries and (ii) the actual amount of the indemnification payment previously paid with respect to such Losses.

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Section 11.8 Waiver of Certain Damages. In no event shall any party be entitled to recover or make a claim under this Article XI for any amounts in respect of, and in no event shall Losses be deemed to include, (a) punitive damages (unless payable to a third party), or (b) consequential, incidental, special, or indirect damages (unless payable to a third party); provided, the forgoing limitation shall not apply in the case of fraud.

Section 11.9 Exclusive Remedy.

(a)       Except as set forth in Section 11.9(b), the Parties acknowledge and agree that, from and after Closing, the foregoing indemnification provisions in Article XI shall be the exclusive remedy of the Purchaser Indemnitees and the Seller Indemnitees with respect to this Agreement.

(b)       Notwithstanding anything in Section 11.9(a) to the contrary, nothing in Article XI shall (i) prohibit the Purchaser or any of its affiliates from bringing a claim against any Person, including any of the Seller, alleging such Person committed fraud in connection with the transactions contemplated by this Agreement or (ii) limit any remedy of the Purchaser or any of its affiliates may have against such Person, and only such Person, but only in the event a court of competent jurisdiction finally determines that such Person is liable for fraud.

Article XII
MISCELLANEOUS

Section 12.1 Amendment; Waiver. Neither this Agreement nor any provision hereof may be amended, modified or supplemented unless in writing, executed by all the Parties hereto. Except as otherwise expressly provided herein, no waiver with respect to this Agreement will be enforceable unless in writing and signed by the Party against whom enforcement is sought. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any Party, and no course of dealing between or among any of the Parties, will constitute a waiver of, or will preclude any other or further exercise of, any right, power or remedy.

Section 12.2 Notices. Any notices or other communications required or permitted hereunder will be sufficiently given if in writing and delivered in Person or sent by registered or certified mail (return receipt requested) or nationally recognized overnight delivery service, postage pre-paid, or electronic mail, provided that any notice sent by electronic mail must include a reference to this Section 12.2 to be effective, addressed as follows, or to such other address as such Party may notify to the other Parties in writing:

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(a)	If to the Seller:	OG1, LLC
Attn: Kurt Smith
Member and Manager
______________
email: ____________________

(b)	If to the Purchaser:	1601 West Evans, Inc.
Attn: Eric Langan, President
10737 Cutten Road
Houston, Texas 77066
email: eric@rcihh.com

	with a copy to:	Robert D. Axelrod
Axelrod & Smith
5300 Memorial Drive, Suite 1000
Houston, Texas 77007
email: rdaxel@asklawhou.com

A notice or communication will be effective (i) if delivered in Person, by electronic mail, or by overnight courier, on the business day it is delivered and (ii) if sent by registered or certified mail, three (3) business days after dispatch. In the event a Party delivers a notice by electronic mail, such Party agrees to deposit the original notice in a post office, branch office post office, or mail depository maintained by the U.S. Postal Service postage prepaid and addressed as set forth above.

Section 12.3 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

Section 12.4 Assignment; Successors and Assigns. Except as otherwise provided herein, the provisions hereof will inure to the benefit of, and be binding upon, the successors and permitted assigns of the Parties hereto. No Party hereto may assign its rights or delegate its obligations under this Agreement without the prior written consent of the other Parties hereto, which consent will not be unreasonably withheld.

Section 12.5 Public Announcements. The Parties hereto agree that prior to making any public announcement or statement with respect to the transactions contemplated by this Agreement, the Party desiring to make such public announcement or statement will advise the other Parties hereto and exercise their best efforts to agree upon the text of a public announcement or statement to be made by the Party desiring to make such public announcement; provided, however, that if any Party hereto is required by law to make such public announcement or statement, then such announcement or statement may be made without the approval of the other Parties, provided that such Party will advise the other Parties hereto.

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Section 12.6 Entire Agreement. This Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the Parties with regard to the subject matter hereof and thereof and supersede and cancel all prior representations, alleged warranties, statements, negotiations, undertakings, letters, acceptances, understandings, contracts and communications, whether verbal or written among the Parties hereto and thereto or their respective agents with respect to or in connection with the subject matter hereof.

Section 12.7 Choice of Law; Jurisdiction. This Agreement will be governed by, and construed in accordance with, the laws of the state of Texas, without regard to principles of conflict of laws. In any action between or among any of the Parties arising out of or related to this Agreement, each of the Parties irrevocably consents to the exclusive jurisdiction and venue of the federal and state courts located in Harris County, Texas.

Section 12.8 Execution. This Agreement may be executed in two or more counterparts, all of which when taken together will be considered one and the same agreement and will become effective when counterparts have been signed by each Party and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature will create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

Section 12.9 Costs and Expenses. Each Party will pay their own respective fees, costs, and disbursements incurred in connection with the negotiation and execution of this Agreement and the other agreements contemplated hereby, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby.

Section 12.10 Section Headings. The Section and subsection headings in this Agreement are used solely for convenience of reference, do not constitute a part of this Agreement, and will not affect its interpretation.

Section 12.11 No Third-Party Beneficiaries. Nothing in this Agreement will confer any third party beneficiary or other rights upon any Person (specifically including any employees of the Seller) that is not a Party to this Agreement.

Section 12.12 Further Assurances. Each Party covenants that at any time, and from time to time, after the Closing Date, it will execute such additional instruments and take such actions as may be reasonably be requested by the other Parties to confirm or perfect or otherwise to carry out the intent and purposes of this Agreement.

Section 12.13 Exhibits Not Attached. Any exhibits not attached hereto on the date of execution of this Agreement will be deemed to be and will become a part of this Agreement as if executed on the date hereof upon each of the Parties initialing and dating each such exhibit, upon their respective acceptance of its terms, conditions and/or form.

Section 12.14 Termination Rights. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date:

Asset Purchase Agreement - Page 23

(a)       by the mutual consent, in writing, of the Parties hereto;

(b)       by the Purchaser, on the one hand, or the Seller, on the other hand, if the Closing shall not have occurred on or before December 31, 2021 (the “Outside Date”), unless the failure of the Closing to take place on or before such date is attributable to a breach by such Party or Parties’ of any of its or their obligations set forth in this Agreement;

(c)       by the Purchaser, on the one hand, or the Seller, on the other hand, if any of the conditions to such Parties’ obligations to perform set forth in Articles VIII and IX of this Agreement, as applicable, becomes incapable of fulfillment; provided, however, that a Party may not seek termination pursuant to this Section 12.14(c) if such condition is incapable of fulfillment due to the failure of such Party or Parties’ to perform the agreements and covenants contained herein required to be performed by such Party or Parties or its or their affiliate at or before the Closing; and

(d)       by the Purchaser, on the one hand, or the Seller, on the other hand, if the other shall have breached or failed to perform any of its covenants or other agreements contained in this Agreement, which breach or failure to perform would cause any of the conditions to such Party’s obligations to perform set forth in Articles VIII and IX of this Agreement, as applicable, to not then be satisfied; provided that such breach or failure to perform such covenant or agreement is not cured within ten (10) days after written notice thereof from the non-breaching Party, or in the case where the date or period of time specified for performance has lapsed, promptly following written notice thereof from the non-breaching Party.

Section 12.15 Notice of Termination. Any Party desiring to terminate this Agreement pursuant to Section 12.14 shall give written notice of such termination to the other Parties to this Agreement.

Section 12.16 Attorney Review - Construction. In connection with the negotiation and drafting of this Agreement, the Parties represent and warrant to each other that they have had the opportunity to be advised by attorneys of their own choice and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement or any amendments hereto.

Section 12.17 Interpretation. All personal pronouns used in this Agreement will include the other genders, whether used in the masculine, feminine or neuter gender and the singular will include the plural and vice versa, wherever appropriate. The word “including” shall be interpreted to mean “including without limitation.”

Section 12.18 Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER AGREEMENTS RELATING TO THIS AGREEMENT OR ANY DEALINGS BETWEEN OR AMONG THEM RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE.]

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IN WITNESS WHEREOF, the undersigned have executed this Asset Purchase Agreement as of the Effective Date.

Seller:	OG 1, LLC

	By:	/s/ Kurt Smith
	Name:	Kurt Smith
	Title:	Member and Manager

Purchaser:	1601 WEST EVANS, Inc.

	By:	/s/ Eric Langan
	Name:	Eric Langan
	Title:	President

Signature page to Asset Purchase Agreement

EXHIBIT 1.1

Purchased Assets

Item	Quantity	Item	Quantity